Eaton Vance Management

Two International Place

Boston, MA 02110

(617) 482-8260

www.eatonvance.com

EXHIBIT (d)(34)

FORM OF:

_______________, 2018

Eaton Vance Advisers International Ltd.

125 Old Broad Street

London, EC2N 1AR

United Kingdom

Ladies and Gentlemen:

Boston Management and Research (“BMR”) (the “Adviser”) is engaging Eaton Vance Advisers International Ltd. (“EVAIL” or the “Sub-Adviser”), a London-based subsidiary of EVM, to serve as sub-adviser to Eaton Vance Tax-Managed Global Small-Cap Fund, a series of the Eaton Vance Mutual Funds Trust, a Massachusetts business trust (the “Fund”) pursuant to an Investment Sub-advisory Agreement (the “Agreement”). Set forth below are understandings between the Adviser and Sub-Adviser pursuant to each Agreement.

1.            The Sub-Adviser is authorized and regulated by the Financial Conduct Authority of the United Kingdom (the “FCA”). The Sub-Adviser has categorized the Adviser as a professional client (as defined by the FCA) and the Sub-Adviser will provide its services under the Agreements on that basis.

2.            The Adviser has the right to request that the Sub-Adviser re-categorize it as a retail client (as defined by the FCA) but understands it is a policy of the Sub-Adviser not to agree to such requests.

3.            Pursuant to the Agreement, the Sub-Adviser is required to manage each Fund in accordance with the restrictions disclosed in the Trust’s Declaration of Trust, By-Laws and Registration Statement which includes each Fund’s prospectus and statement of additional information (“SAI”).

4.            The Adviser evaluates the Sub-Adviser’s performance in various ways, including a comparison of Fund performance to one or more appropriate benchmarks and peer groups. The Adviser and Sub-Adviser are expected to report on Fund performance to the Fund Board annually. Attached as Appendix A is detailed information regarding the performance measures of the Fund.

5.            Pursuant to the Agreement and subject to the Fund’s Policies and Procedures Relating to Fund Brokerage Allocation and Use of Fund Commissions, the Sub-Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Fund. The Sub-Adviser may, when executing transactions, or placing orders on behalf of clients, aggregate those transaction or orders with those of one or more of the Sub-Adviser’s other clients in accordance with its Trade Management Policies. Aggregation may, on some occasions, operate to the disadvantage of a Fund. The Sub-Adviser has adopted Trade Management Policies relating to best execution, aggregation of trades and allocation of securities and proceeds, FCA eligible research, client commission arrangements (“CCAs”), directed brokerage and cross trades among other matters, which the Adviser has received and approved.

6.            The Agreement provides that the Sub-Adviser shall place orders for the purchase or sale of securities either directly with the issuer or with brokers or dealers selected by the Sub-Adviser. By signing this letter, the Adviser consents to the Sub-Adviser’s executing trades outside of a regulated market or multilateral trading facility (as defined by the EU’s Markets in Financial Instruments Directive (2004/39/EC) (“MiFID”)). Furthermore, to the extent that the Sub-Adviser places a Limit Order (as defined in MiFiD) for the sale or purchase of equities on behalf of a Fund, with a broker for execution, the Adviser expressly instructs the Sub-Adviser not to make public the details of the Limit Order unless the Sub-Adviser considers in its discretion that it is appropriate to do so.

7.            Pursuant to the Fund’s Proxy Voting Policies and Procedures, the Board of Trustees of the Fund has delegated to the Sub-Adviser responsibility for voting each Fund’s proxies in accordance with the Sub-Adviser’s Proxy Voting Policies and Procedures.

8.            The Sub-Adviser has adopted various policies and procedures to address conflicts of interest, including the above referenced Trade Management Policies as well as a Code of Ethics.

9.            The Sub-Adviser has adopted a policy and procedure regarding Shareholder/Client Complaints as required under applicable FCA rules. The Adviser shall refer any complaints to the Sub-Adviser’s Compliance Officer. The Sub-Adviser seeks to respond promptly and appropriately to shareholder and/or client complaints regarding advisory services and related matters.

10.          The Adviser, as a professional client, does not have a right of complaint to the Financial Ombudsman Service in respect of any act or omission of the Sub-Adviser which is or is alleged to be in breach of the rules, guidance and codes of the FCA.

11.          In addition to the remedies available under the Agreement, Sub-Adviser has informed Adviser that FCA-regulated business conducted by the Sub-Adviser under the Agreement is covered by the Financial Services Compensation Scheme (“FSCS”) to the extent that the Adviser is an “eligible claimant” (as defined in the FCA rules). The FSCS compensates eligible claimants for losses suffered as a result of the inability of an FCA-regulated firm to pay monies due, or satisfy obligations owed, to them. Most types of designated investment business are covered for 100% of the sum owed with a maximum compensation of £50,0000 per eligible claimant.

12.          The Agreement shall not exclude or restrict any duty or liability to the Adviser which the Sub-Adviser has under the FCA or the Financial Services and Markets Act 2000 of the United Kingdom (“FSMA”).

13.          Although the conduct of the Sub-Adviser is subject to the FCA, this is a matter between the FCA and the Sub-Adviser. The Adviser agrees that the rules, guidance and codes of the FCA do not form a part of and are not incorporated into the Agreement.

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14.          If the Sub-Adviser’s obligations under the Agreement conflict with the rules, guidance and codes of the FCA, the Sub-Adviser will notify the Adviser as soon as such conflict is discovered.

15.          Pursuant to the Agreement, the Sub-Adviser may place orders for the purchase or sale of securities directly with the issuer or with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser is authorized as the agent of the Fund to give instructions to the custodian of a Fund as to the delivery of securities and payments of cash for such Fund. The Sub-Adviser will not hold client money or assets on behalf of the Adviser or a Fund.

16.          The Sub-Adviser acknowledges the Fund have adopted a compliance program for purposes of complying with U.S. federal securities laws and that the Sub-Adviser’s activities must be conducted in accordance with the policies and procedures included in such program.

BOSTON MANAGEMENT AND RESEARCH

_________________________________

By: Maureen A. Gemma

Title: Vice President and not individually

Acknowledged by:

EATON VANCE ADVISERS INTERNATIONAL LTD.

_________________________________

By: Frederick S. Marius

Title: Director and not individually

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Appendix A

Fund	Benchmark Index	Lipper Category
Tax-Managed Global Small-Cap Fund	MSCI World Small Cap	Global Small/Mid-Cap Funds

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